Filed Pursuant to Rule 424(b)(3)
File No. 333-217181
USQ CORE REAL ESTATE FUND
(THE “FUND”)

Class IS Shares (USQSX)

Supplement dated October 9, 2024
to the Statement of Additional Information (“SAI”) dated July 29, 2024

Effective October 14, 2024 ( the “Effective Date”), the Fund’s Class IS Shares will now be Class L Shares. Accordingly, as of the Effective Date all references to “Class IS Shares” in the SAI are deleted and replaced with “Class L Shares”.

No action is required by current shareholders of the Fund as a result of this change.

PLEASE RETAIN THIS IMPORTANT INFORMATION FOR FUTURE REFERENCE.